Exhibit 1.1

March 26, 2012

LaPorte Bancorp, Inc.

710 Indiana Avenue

La Porte, IN 46350

Attention: Michele Thompson, President & Chief Financial Officer

Ladies and Gentlemen:

The purpose of this letter agreement (the “Agreement”) is to confirm the engagement of Sterne, Agee & Leach, Inc. (“Sterne Agee”) to act as the exclusive financial advisor to LaPorte Bancorp, Inc. (“LPSB”) and LaPorte Savings Bank (the “Bank”) in connection with the Bank’s reorganization from a mutual holding company form of organization to a stock holding company form of organization (the “Reorganization”). In order to effect the Reorganization, it is contemplated that all of LPSB’s common stock to be outstanding after giving effect to the Reorganization will be issued to a newly formed stock holding company (“NewCo” and, together with LPSB and the Bank, the “Company”) to be formed by LPSB, and that NewCo will offer and sell shares of its common stock first to eligible persons pursuant to a Plan of Conversion and Reorganization (the “Plan”) in a Subscription Offering (the “Subscription Offering”) and any remaining shares to the general public in a Direct Community Offering and/or a Syndicated Community Offering (the “Community Offering” and, together with the Subscription Offering, the “Offering”). This letter sets forth the terms and conditions agreed to between the Company and Sterne Agee with respect to the Reorganization, the Plan and the Offering.

(1)	Advisory/Marketing Agent Services.

As the Company’s financial advisor, Sterne Agee will provide financial advice to the Company and will assist the Company in connection with the Reorganization, the Plan, the Offering and related matters. In this regard, Sterne Agee’s services will include the following:

•	Advising the Company on the financial and securities market implications of the Plan;

•	Assisting the Company in structuring and marketing the Offering;

•

Reviewing all Offering documents, including the Prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be the responsibility of the Company and its counsel);

•	Assisting the Company in analyzing proposals from outside vendors in connection with the Offering, as needed;

•	Assisting the Company in scheduling and preparing meetings with potential investors and other broker-dealers, as necessary; and

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•	Providing such other general advice and assistance as may be reasonable necessary to promote the successful completion of the Offering.

(2)	Records Agent Services.

In connection with the Offering, the Company agrees that Sterne Agee also serve as Records Agent for the Company. As Records Agent, and as the Bank may reasonably request, Sterne Agee will provide the following services:

•	Consolidation of deposit accounts into a central file and calculation of eligible votes;

•	Design and prepare Proxy Forms for the Member Vote and Stock Order Forms for the Subscription Offering and Direct Community Offering;

•	Organize and supervise the Bank’s Stock Information Center;

•	Provide proxy and ballot tabulation services for the Bank’s Special Meeting of Members, including acting as or supporting the Inspector of Election ; and

•	Provide necessary subscription services to distribute, collect and tabulate stock orders in the Subscription Offering and Direct Community Offering.

The Company acknowledges and agrees that, as Records Agent hereunder, Sterne Agee (a) shall have no duties or obligations other than those specifically set forth herein; (b) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and shall not be required to and shall make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Company by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) shall not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

(3)	Compensation.

The Company agrees to compensate Sterne Agee for its services hereunder as follows:

(a)

Management Fee. The Company will pay to Sterne Agee a non-refundable retainer fee of $30,000 (the “Management Fee”) in cash payable as follows: $15,000 upon the execution of this Agreement and $15,000 upon the initial filing of a Registration Statement with the SEC.

(b)

Success Fee. The Company will pay to Sterne Agee a Success Fee equal to 1.00% of the aggregate Purchase Price of the shares of common stock sold in the Subscription Offering and Direct Community Offering, excluding shares purchased by (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, and (iii) any director, officer or employee of the Company, members of their immediate families or their personal trusts. All fees payable to Sterne Agee hereunder shall be payable in cash at the time of closing of the Offering. The amount of the Management Fee paid to Sterne Agee will be credited, on a dollar for dollar basis, toward Success Fee incurred hereunder.

(c)

Syndicated Community Offering. If any shares of common stock remain available after the expiration of the Subscription Offering and Direct Community Offering, at the request of the Company, Sterne Agee shall seek to form a syndicate of registered dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement to be entered into between the Company and Sterne Agee. With respect to any shares of the Common Stock sold by Sterne Agee or any other FINRA member firm in the Syndicated Community Offering, the Company agrees to pay a commission not to exceed 6.0% of the aggregate Purchase Price of the shares sold in the Syndicated Community Offering. Sterne Agee will endeavor to distribute the common stock among dealers in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sterne Agee be obligated to take or purchase any shares of the common stock in the Offering.

(d)

Records Agent Fees. For the Records Agent services outlined above, the Company agrees to pay Sterne Agee a cash fee of $35,000. This fee is based on the requirements of the current banking regulations, the Plan, as currently contemplated, and the expectation that member data will be processed as of three key record dates. Any material changes in the regulations or the Plan, or delays requiring duplicate or replacement processing due to changes to record dates, may result in additional fees. All fees under this agreement shall be payable as follows (a) $5,000 upon the execution of this agreement, which shall be non-refundable and (b) the balance upon mailing subscription documents.

(4)	Expenses.

The Company will pay all of its fees, disbursements and expenses in connection with the Offering customarily borne by issuers, including without limitation, (a) the cost of obtaining all securities and bank regulatory approvals, including any required Securities and Exchange Commission (“SEC”) or Financial Industry Regulatory Authority (“FINRA”) filing fees; (b) the cost of printing and distributing the offering materials; (c) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (d) listing fees; (e) all fees and disbursements of the Company’s counsel, accountants and other advisors; (f) the establishment and operational expenses for the Stock Information Center and (g) Syndicated Community Offering expenses associated with the Offering. In the event Sterne Agee incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sterne Agee for such fees and expenses whether or not the Offering is consummated.

In addition, whether or not the proposed Offering is consummated and in addition to any fees payable to Sterne Agee pursuant to Section 3 above, the Company will reimburse Sterne Agee for all of its reasonable out-of-pocket expenses incurred in connection with, or arising out of, Sterne Agee’s activities under, or contemplated by, its engagement hereunder, including without limitation Sterne Agee’s travel costs, meals and lodging, photocopying, data processing fees and expenses, advertising and communications expenses, which will not exceed $100,000. In addition, Sterne Agee will be reimbursed for its legal fees (excluding the reasonable out-of-pocket expenses of counsel) which will not exceed $75,000. These expenses assume no unusual circumstances or delays, or a re-solicitation in connection with the Offerings. Sterne Agee and the Company acknowledge that such expense cap may be increased by mutual consent, including in the event of a material delay of the Offering which would require an update of the financial information in tabular form to reflect a period later than set forth in the original filing of the offering document. All expense reimbursements to be made to Sterne Agee hereunder shall be made by the Company promptly upon submission by Sterne Agee to the Company of statements therefore.

(5)	Certain Covenants, Acknowledgments and Representations and Warranties of the Company.

In connection with the Offering:

•

Sterne Agee’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees as Sterne Agee and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sterne Agee all information that Sterne Agee requests, and will allow Sterne Agee the opportunity to discuss with the Company’s management the financial condition, business and operations of the Company (collectively the “Information”). The Company acknowledges that Sterne Agee will rely upon the accuracy and completeness of all the Information received from the Company and its directors, officers, employees, agents, independent accountants and counsel.

•

The Company will cause appropriate Offering documents to be filed with all regulatory agencies, including the SEC, FINRA, and/or the appropriate federal and/or state bank regulatory agencies. In addition, Sterne Agee and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company shall cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Sterne Agee’s participation therein, and shall furnish Sterne Agee a copy thereof addressed to Sterne Agee or upon which such counsel shall state Sterne Agee may rely.

•

In effecting the Offering, the Company agrees (a) to comply with applicable federal and state securities laws, rules and regulations, as well as applicable laws and regulations of other jurisdictions to which it is subject, (b) that all representations and warranties made by the Company to Investors in connection with the Offering shall be deemed also to be made to Sterne Agee for its benefit and, (c) that it shall cause all opinions of counsel delivered by or on behalf of the Company to Investors in connection with the Offering also to be addressed and delivered to Sterne Agee, or to cause such counsel to deliver to Sterne Agee a letter authorizing it to rely upon such opinions.

•

The Company represents and warrants to Sterne Agee that all Information included or incorporated by reference in the Prospectus or otherwise made available to Sterne Agee by or on behalf of the Company to be communicated to possible investors in connection with the Offering will be complete and correct and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as of (i) the date thereof and (ii) except for those statements for which written supplemental corrections or additions have been made or given to the Investors participating in such closing, as of each closing of such Offering.

•

The Company will promptly notify Sterne Agee of any material development affecting the Company or the occurrence of any event or other change known to the Company that could result in any of the foregoing Information or other documents containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

•

The Company acknowledges and agrees that, in rendering its services hereunder, Sterne Agee will be using and relying on the Information (as well as information available from public sources and other sources deemed reliable by Sterne Agee) without independent investigation or verification thereof or independent appraisal or evaluation of the Company or its subsidiaries and affiliates, or any of their respective businesses or assets. Sterne Agee does not and will not assume responsibility for the accuracy or completeness of the Prospectus or any other information regarding the Company.

•

The Company acknowledges and agrees that any advice rendered or material provided by Sterne Agee during the term of this Agreement or during the process of the Offering was and is intended solely for the benefit and confidential use of the Board of Directors of the Company and will not be reproduced, summarized, described or referred to or given to any other person or entity for any purpose without Sterne Agee’s prior written consent.

•

The Company represents and warrants to Sterne Agee that there are no brokers, representatives or other persons which have an interest in compensation due to Sterne Agee from any transaction contemplated herein.

•	The Company represents, warrants and covenants to Sterne Agee that it will use the net proceeds from the Offering for the purposes described in the Prospectus.

(6)	Indemnification.

Sterne Agee will act under this Agreement as an independent contractor. Because Sterne Agee will be acting on the Company’s behalf in this capacity, it is Sterne Agee’s practice to receive indemnification. A copy of the separate indemnity agreement entered into between the Company and Sterne Agee as of the date hereof (the “Indemnity Agreement”), providing for the indemnification of Sterne Agee and its affiliates, and their respective officers, directors, employees, controlling persons and agents, by the Company, is attached to this letter Agreement as Exhibit A, is incorporated herein in its entirety and will apply regardless of whether or not the Offering are consummated.

(7)	Announcements.

Sterne Agee may, at its own expense, place announcements or advertisements, in form customary in the industry, in financial and other newspapers, periodicals and websites describing its services to the Company hereunder.

(8)	No Rights of Equityholders, Creditors.

This Agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the Indemnity Agreement. The Company acknowledges and agrees that (a) Sterne Agee will act hereunder as an independent contractor and is being retained to assist the Company in its efforts to effect the Offering and not to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating the Offering, (b) Sterne Agee is not and will not be construed as a fiduciary of the Company or any of its subsidiaries or their respective affiliates and will have no duties or liabilities to the equityholders or creditors of the Company or to any other person or entity by virtue of this Agreement and the retention of

Sterne Agee hereunder, all of which duties and liabilities are hereby expressly waived, and (c) nothing contained herein shall be construed to obligate Sterne Agee to purchase, as principal, any of the Securities offered for sale by the Company in the Offering. Neither equityholders nor creditors of the Company or any of its subsidiaries or of any of their respective affiliates are intended beneficiaries hereunder. The Company confirms that it and its subsidiaries and their respective affiliates will rely on their own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

(9)	Confidentiality.

Except as contemplated in connection with the performance of its services under this Agreement, as authorized by the Company or as required by law, regulation or legal process, Sterne Agee agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sterne Agee may disclose such information to its agents and advisors who are assisting or advising Sterne Agee in performing its services hereunder and who have agreed to be bound by the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sterne Agee, (b) was available to Sterne Agee on a non-confidential basis prior to its disclosure to Sterne Agee by the Company, or (c) becomes available to Sterne Agee on a non-confidential basis from a person other than the Company who is not otherwise known to Sterne Agee to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

(10)	Definitive Agreement.

This Agreement reflects Sterne Agee’s present intention of proceeding to work with the Company on its proposed Offering. No legal and binding obligation is created on the part of the Company or Sterne Agee with respect to the subject matter hereof, except as to (i) the agreement to maintain the confidentiality of Confidential Information set forth in Section 9, (ii) the payment of certain fees as set forth in Section 3, (iii) the payment of expenses as set forth in Section 4, (iv) the representations set forth in Section 5, (v) the indemnification and contribution provisions set forth in Section 6 and (iv) those terms set forth in a mutually agreed upon Agency Agreement between Sterne Agee and the Company to be executed prior to commencement of the Offering, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this letter agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect.

Sterne Agee’s execution of such Agency Agreement shall also be subject to (a) the satisfactory completion of Sterne Agee’s satisfaction with due diligence review, (b) the preparation of Offering materials that are satisfactory to Sterne Agee, (c) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sterne Agee and its counsel, (d) receipt of internal approvals, (e) agreement that the price established by the independent appraiser for the Offering is reasonable under market conditions at the time of the proposed Offering, and (f) satisfactory market conditions at the time of the proposed Offering.

(11)	Other Activities.

It is understood and agreed that Sterne Agee may, from time to time, make a market in, have a long or short position, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, the Company and other entities which are or may be the subject of the engagement contemplated by this Agreement. This is to confirm that possible investors identified or contacted by Sterne Agee in connection with the Offering could include entities in respect of which Sterne Agee may have rendered or may in the future render services.

(12)	Assignment.

Neither party hereto may assign, in whole or in part, this Agreement or any rights or obligations hereunder, without the prior written consent of the other party hereto. Any attempted assignment in violation of this section shall be void.

(13)	Governing Law; Jurisdiction.

Each of this Agreement and the Indemnity Agreement shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without giving effect to its conflicts of laws principles or rules. Each of Sterne Agee and the Company agrees that any dispute arising out of or relating to this Agreement, the Indemnity Agreement and/or the transactions contemplated hereby or thereby, including, without limitation, any such dispute between the Company and any present or former officer, director, employee or agent of Sterne Agee, each of whom is intended to be a third-party beneficiary of the agreement contained in this paragraph, shall be resolved through litigation in the federal court located in the Borough of Manhattan, New York or, in the event such court lacks subject matter jurisdiction, in the state court located there, and the parties hereby irrevocably consent to personal jurisdiction in the courts thereto. Parties hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or related to this Agreement.

(14)	Counterparts.

For the convenience of the parties, Agreement may be executed in counterparts, each of which shall be, and shall be deemed to be, an original instrument and which, when taken together, shall constitute one and the same agreement.

(15)	Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication if addressed to the intended recipient as set forth below shall be deemed to be duly given either when personally delivered or two days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one day after it is delivered to a commercial overnight courier, or upon confirmation if delivered by facsimile:

If to the Company: Michele Thompson President & CFO LaPorte Bancorp, Inc. 710 Indiana Ave La Porte, IN 46350

If to Sterne Agee:

Andrew R. Chambless, Esq.

General Counsel

Sterne Agee Group, Inc.

800 Shades Creek Pkwy, Suite 815

Birmingham, Alabama 35209

Facsimile: (205) 439-6249

With a copy to:

Joseph J. Zabik

Executive Managing Director, Investment

Banking

Sterne, Agee & Leach, Inc.

277 Park Avenue, 24th and 25th Floors

New York, NY 10172

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which such notices, requests, demands, claims, or other communications are to be delivered by giving the other parties notice in the manner herein set forth.

(16)	Amendment; Complete Understanding.

This Agreement and the Indemnity Agreement (a) may each only be modified or amended in a writing executed by the Company and Sterne Agee, (b) contain the entire agreement between the Company and Sterne Agee with respect to the subject matter hereof and thereof and (c) supersede any and all prior or contemporaneous arrangements, understanding and agreements, written or oral, between the Company and Sterne Agee relating to the subject matter hereof and thereof.

If the foregoing correctly sets forth our agreement, please so indicate by signing a copy of this letter and the Indemnification Agreement and returning them, together with a check for the Management Fee made payable to Sterne, Agee & Leach, Inc. in the amount of $20,000 in accordance with Section 3 above, to Robert Toma at 265 Franklin Street, 4th Floor, Boston, MA 02110. We look forward to working with you towards the successful conclusion of this engagement and developing a long-term relationship with the Company.

Very truly yours,

STERNE, AGEE & LEACH, INC.

By:	/s/ Robert Toma
Robert Toma Director, Investment Banking

By:	/s/ Joseph J. Zabik
Joseph J. Zabik Executive Managing Director, Investment Banking

ACCEPTED and AGREED as of the 26th day of March, 2012.

LAPORTE BANCORP, INC.

By:	/s/ Michele Thompson
Michele Thompson President & CFO

EXHIBIT A

LaPorte Bancorp, Inc.

710 Indiana Ave

La Porte, IN 46350

March 26, 2012

Andrew R. Chambless, Esq.

General Counsel

Sterne Agee Group, Inc.

800 Shades Creek Pkwy, Suite 500

Birmingham, Alabama 35209

Joseph J. Zabik

Executive Managing Director, Investment Banking

Sterne, Agee & Leach, Inc.

277 Park Avenue, 24th and 25th Floors

New York, NY 10172

Gentlemen:

This letter agreement will confirm that we have engaged you, Sterne, Agee & Leach, Inc., to advise and assist us in connection with the matters referred to in our letter agreement dated March 26, 2012 (the “Engagement Letter”).

In consideration of your agreement to act on our behalf in connection with such matters, except as otherwise provided herein, we agree to indemnify and hold harmless you and your affiliates and your and their respective officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an “Indemnified Person”) from and against any losses, claims, damages or liabilities related to, arising out of or in connection with, the engagement (the “Engagement”) under the Engagement Letter, and will reimburse each Indemnified Person for all costs and expenses (including reasonable fees and expenses of counsel) as they are incurred, in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation, inquiry or proceeding related to, arising out of or in connection with the Engagement, whether in process, pending, or threatened, and whether or not any Indemnified Person is a party. We will not, however, be responsible for losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of any Indemnified Person. We also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us for or in connection with the Engagement, except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted solely from the bad faith or gross negligence of such Indemnified Person.

Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against us under this letter, the Indemnified Person will notify us in writing of the commencement thereof, and we will, subject to the provisions hereinafter stated, assume the defense of such action (including the employment of counsel selected by the Indemnified Person and reasonably satisfactory to us and the payment of expenses) insofar as such action relates to an alleged liability in respect of which indemnity may be sought against us. After notice from us of our election to assume the defense of such claim or action, we shall no longer be liable to the Indemnified Person under this letter for any separate legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if, in the reasonable judgment of the Indemnified Person or Persons after consultation with counsel, it is advisable for the Indemnified Person or Persons, because of a conflict of interest or because there are or may be legal defenses available to such Indemnified Person or Persons that are different from or additional to those available to us and which could not be adequately advanced by the counsel initially selected, to be represented by separate counsel (including local counsel), the Indemnified Person or Persons shall have the right to employ counsel to represent the Indemnified Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Persons thereof against us, in which event the fees and expenses of such separate counsel (including local counsel) shall be borne by us.

We will not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding and (ii) does not include a statement or acknowledgment as to, or an admission of, fault, culpability or failure to act by or on behalf of any indemnified party. No Indemnified Person seeking indemnification, reimbursement or contribution under this letter agreement will, without our prior written consent, which consent may not be unreasonably withheld, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph. Notwithstanding the foregoing sentence, we agree that we will be liable for any settlement of any proceeding effected without our written consent if (i) such settlement is entered into more than 30 days after our receipt of a request from the Indemnified Person for the reimbursement of the fees and expenses of its counsel, (ii) we have not reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement, and (iii) we have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into.

If the indemnification provided for in the first paragraph of this agreement is judicially determined to be unavailable (other than in accordance with the third sentence of the first paragraph hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, we shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to you, on the one hand, and us, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you, on the one hand, and us, on the other hand, as well as any other relevant equitable considerations; provided, however, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this letter agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us or our subsidiaries and other affiliates and our respective security holders, directors and executive officers, as the case may be, in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid to you in connection with such transaction. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The provisions of this letter agreement shall apply to the Engagement and any modification thereof and shall remain in full force and effect regardless of any termination of, or the completion of your services under, the Engagement Letter.

This letter agreement and the Engagement Letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed in that state.

Very truly yours, LAPORTE BANCORP, INC.

By:	/s/ Michele Thompson
Michele Thompson, President & CFO

ACCEPTED and AGREED to this the 26th day of March, 2012.

STERNE, AGEE & LEACH, INC.

By:	/s/ Robert Toma
Robert Toma Director, Investment Banking

By:	/s/ Joseph J. Zabik
Joseph J. Zabik Executive Managing Director, Investment Banking